Exhibit 99.1

FOR IMMEDIATE RELEASE:

Ares Management’s Black Creek Industrial REIT IV Adds 8.3 Million Square Feet of Industrial Assets

DENVER – July 14, 2021 – Ares Management Corporation (NYSE: ARES) (“Ares”) today announced that its managed fund, Black Creek Industrial REIT IV (“BCIIV”), has closed on the acquisition of 48 industrial properties totaling 8.3 million square feet. The properties were purchased from affiliates of Prologis, Inc. (NYSE: PLD) for approximately $920 million.

“This transaction demonstrates our continued commitment to the industrial sector, which is one of the strongest in commercial real estate backed by growing investor interest,” said Raj Dhanda, Partner and Global Chief Operating Officer of the Ares Real Estate Group. “The addition of these properties not only further diversifies our holdings, but they are located in markets that are essential in linking national and regional supply chains, which is critical as we continue to see e-commerce demand increase.”

The transaction consisted of:

●48 properties located across 13 U.S. markets
●8.3 million square feet of Class A and B industrial holdings that are currently 96.4% occupied

On July 1, 2021, a subsidiary of Ares assumed the management of BCIIV as part of an agreement to acquire Black Creek Group’s U.S. real estate investment advisory and distribution business.

“Our acquisition of Black Creek Group was highly attractive for many reasons, including its ability to source and execute large scale transactions in the highly attractive industrial sector,” said David Roth, Partner and Head of U.S. Real Estate Private Equity in the Ares Real Estate Group. “Black Creek’s industrial track-record has made them a trusted buyer, owner and operator in the sector, particularly in core / core-plus strategies, and we look forward to continuing to expand Ares’ capability within one of the most attractive verticals of commercial real estate.”

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of March 31, 2021, including the acquisition of Landmark Partners, which closed June 2, 2021, and the acquisition of Black Creek Group, which closed July 1, 2021, Ares Management's global platform had approximately $239 billion of assets under management with approximately 2,000 employees operating across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com. Follow Ares on Twitter @Ares_Management.

About Black Creek Group

The U.S. real estate investment advisory and distribution business of Black Creek Group, a leading real estate investment management firm, was acquired by a subsidiary of Ares Management Corporation on July 1, 2021. The firm has invested in institutional quality commercial real estate across the U.S., managing diverse offerings across the industrial, multifamily, office and retail sectors and providing a range of investment solutions for both institutional and wealth management channels. Over its more than 25-year history, Black Creek Group had bought or built over $23 billion of investments. As of March 31, 2021, the firm had a national footprint of 75.8 million square feet across 31 U.S. markets, including properties under control and development. For more information, please visit www.blackcreekgroup.com.

Contacts:

Ares Management Corporation

Media:

U.S. and International

Brunswick Group

Jonathan Doorley / Alex Yankus

212-333-3810

ares@brunswickgroup.com

or

Ares Management

Brittany Cash, 212-301-0347

bcash@aresmgmt.com

Investors:

Ares Management Corporation

Carl Drake, 888-818-5298

cdrake@aresmgmt.com

or

Greg Mason, 314-282-2533

gmason@aresmgmt.com

Black Creek Group

Briana Ochiltree, 720-728-3109
briana.ochiltree@blackcreekgroup.com